EXHIBIT 23(1)
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference to the Registration Statement (Form S-8) pertaining to the Sensient Technologies Corporation 2007 Restricted Stock Plan of Sensient Technologies Corporation of our reports dated February 8, 2007, with respect to the consolidated financial statements and schedule of Sensient Technologies Corporation, Sensient Technologies Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sensient Technologies Corporation, incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Milwaukee, Wisconsin
August 2, 2007

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